Exhibit 99.1

Equity One, Inc. 1600 NE Miami Gardens Drive North Miami Beach, FL 33179 305-947-1664	For additional information: Mark Langer, EVP and Chief Financial Officer
FOR IMMEDIATE RELEASE:
Equity One Reports Second Quarter 2011 Operating Results
North Miami Beach, FL, August 3, 2011 — Equity One, Inc. (NYSE:EQY), an owner, developer and operator of shopping centers, announced today its financial results for the three months ended June 30, 2011.
During the second quarter, the company:
•	Reported Funds From Operations (FFO) of $0.28 per diluted share

•	Reported recurring FFO of $0.29 per diluted share, excluding impairment charges, transaction costs and other one-time gains and losses

•	Reported an increase in same property net operating income of 2.8% as compared to second quarter 2010

•	Reported core occupancy of 90.2%, unchanged on a same property basis from March 31, 2011

•	Generated $115.7 million in net proceeds from the underwritten public offering and concurrent private placement of 6.0 million shares of common stock

•	Formed a joint venture with the New York Common Retirement Fund

•	Acquired a fee interest in a retail condominium located at 161 West 16th Street in Manhattan comprising 56,870 square feet for $55.0 million

•	Recognized a gain of $3.6 million pertaining to the sale of an outparcel to a joint venture

•	Executed contracts or letters of intent aggregating $116.2 million (on a pro-rata basis) with respect to the sale of four non-retail assets that were acquired in the Capital and Counties transaction
“We are very pleased with our strong growth in earnings driven by improving fundamentals and the accretive impact of our recent acquisitions” said Jeff Olson, Chief Executive Officer of Equity One. “We are proud of the progress we have made in upgrading and diversifying the quality of our portfolio through strategic acquisitions and dispositions.”
Financial Highlights
In the second quarter 2011, the company generated FFO of $33.8 million, or $0.28 per diluted share, as compared to FFO for the same period in 2010 of $23.1 million, or $0.25 per diluted share. The second quarter 2011 FFO results include $0.03 per diluted share in transaction costs related to acquisitions, dispositions and joint ventures, $0.01 per diluted share in non-cash impairment charges and $0.03 in gains related to the sale of outparcels. The second quarter 2010 FFO results include transaction costs of $0.03 per diluted share and $0.02 per diluted share in gains from land sales and the sale of securities.
For the six months ended June 30, 2011, the company generated FFO of $117.7 million, or $0.99 per diluted share, as compared to FFO for the same period in 2010 of $43.9 million, or $0.49 per diluted share. The year to date results for 2011 include a gain on bargain purchase of $0.45 per diluted share resulting from the Capital & Counties acquisition, $0.03 per diluted share in gains related to the sale of outparcels, $0.01 per diluted share in non-cash impairment charges and $0.05 per diluted share in transaction costs related to Capital & Counties and other acquisitions and dispositions. Excluding these items, FFO for the six month period would have been $0.57 per diluted share. The 2010 FFO results for the six months include transaction costs of $0.05 per diluted share primarily related to Capital & Counties and DIM and $0.03 per diluted share in gains from land sales and the sale of securities.

Net income attributable to Equity One was $7.4 million and earnings per diluted share was $0.07 for the quarter ended June 30, 2011 as compared to net income of $6.2 million, or $0.07 per diluted share, for second quarter 2010. For the six month period ended June 30, 2011, net income attributable to Equity One was $65.9 million and earnings per diluted share was $0.59 as compared to net income of $11.7 million, or $0.13 per diluted share, for the six month period 2010. The increase in net income for the three and six months ended June 30, 2011 as compared to the respective periods in 2010 is primarily attributable to those factors affecting FFO as discussed above.
Operating Highlights
As of June 30, 2011, occupancy for the company’s consolidated core portfolio was 90.2% as compared to 90.3% at March 31, 2011. The decrease in occupancy was primarily due to the previously announced sale of two properties to the New York Common Retirement Fund (NYCRF). On a same property basis, occupancy remained unchanged at 90.2% compared to March 31, 2011 and was down 10 basis points compared to June 30, 2010.
Same property net operating income increased 2.8% for the second quarter of 2011 compared to the second quarter of 2010. This growth was primarily attributable to contractual rent increases, higher recoveries and lower bad debt expense.
During the second quarter of 2011, the company executed 55 new leases in its core portfolio totaling 154,460 square feet at an average rental rate of $16.93 per square foot, representing a 5.6% decrease from prior rents on a same space, cash basis. Also during the second quarter, the company renewed 132 leases in its core portfolio for 415,729 square feet for an average rental rate decline of 2.8% to $16.90 per square foot on a same space, cash basis.
Acquisition and Disposition Activity
During the second quarter, the company formed a joint venture with the NYCRF to acquire high-quality, grocery-anchored centers throughout the United States. The joint venture is 70% owned by NYCRF and 30% owned by the company. The joint venture acquired two shopping centers from the company for a purchase price of $39.4 million.
In addition, during the second quarter, the company acquired a fee interest in a retail condominium located at 161 West 16th Street in Manhattan for $55.0 million. The property, which is unencumbered, consists of 56,870 square feet and Loehmann’s occupies the entire space.
The company recognized a gain of $3.6 million pertaining to the sale of an outparcel to a joint venture.
During the quarter, the company recorded impairment charges of $1.4 million primarily related to the planned disposition of certain assets in secondary markets.
Subsequent to quarter end, the company closed on the previously announced acquisition of Ralph’s Circle Center, a 59,837 square foot shopping center located in Long Beach, California for approximately $15.0 million. The company also acquired a $45.0 million mezzanine loan on a portfolio of seven California shopping centers owned by a subsidiary of Centro Properties Group. The loan matures on July 9, 2013, subject to the borrower’s ability to extend for three additional one-year periods, and currently bears interest at a minimum rate of 9.21% per annum. Additionally, the company executed contracts or letters of intent aggregating $116.2 million (on a pro-rata basis) with respect to the sale of four non-retail assets that were acquired in the Capital and Counties transaction. The expected sales value reflects an approximate capitalization rate of 5.6%.
Development and Redevelopment Activities
At June 30, 2011, the company had approximately $200.0 million of active development and redevelopment projects underway. The estimated remaining cost to complete these projects is approximately $152.7 million. On April 4, 2011, the company broke ground on The Gallery at Westbury Plaza, a 330,000 square foot retail center located on Old Country Road in the heart of Nassau County, New York. Leases have now been executed with leading retailers including Trader Joe’s, Saks OFF 5TH, Nordstrom Rack, and The Container Store.

Investing and Financing Activities
In May 2011, the company completed an underwritten public offering and concurrent private placement of 6.0 million shares of its common stock, resulting in approximately $115.7 million in net proceeds to the company.
During the quarter, the company repaid $50.0 million of borrowings under its line of credit with proceeds from the common stock offering. The company also repaid one mortgage totaling $6.7 million with an interest rate of 9.19%.
Balance Sheet Highlights
At June 30, 2011, the company’s total market capitalization (including debt and equity) was $3.7 billion, comprising 124.3 million shares of common stock outstanding (on a fully diluted basis) valued at $2.3 billion and $1.4 billion of net debt (excluding any debt premium/discount and net of cash). The company’s ratio of net debt to total market capitalization was 37.6%. In addition, the company had approximately $17.2 million of cash on hand at June 30, 2011 and $63.5 million drawn on its revolving credit facilities.
FFO and Earnings Guidance
The company is increasing its guidance to reflect the actual results recorded to date and the expectations for the remainder of the year. The company expects 2011 recurring FFO to be $1.11 to $1.15 per diluted share when excluding bargain purchase gains, land sale gains, impairment charges, transaction costs and other non-recurring income or charges (including any such amounts recorded through the second quarter). This compares to our previous FFO guidance of $1.06 to $1.14 per diluted share when excluding transaction costs and gains on outparcels.
During the remainder of the year, the company will remain focused on the fundamental performance of its core portfolio while continuing its efforts to sell the majority of non-core assets acquired in the Capital & Counties portfolio. The company is exploring capital recycling opportunities in an effort to dispose of assets in secondary markets with the goal of redeploying proceeds into high quality assets located in target markets.
Second Quarter 2011 Dividend Declared
On August 2, 2011, the company’s Board of Directors declared a cash dividend of $0.22 per share of its common stock for the quarter ending September 30, 2011, payable on September 30, 2011 to stockholders of record on September 15, 2011.
ACCOUNTING AND OTHER DISCLOSURES
We believe FFO (combined with the primary GAAP presentations) is a useful, supplemental measure of our operating performance that is a recognized metric used extensively by the real estate industry, particularly REITs. The National Association of Real Estate Investment Trusts (“NAREIT”) stated in its April 2002 White Paper on Funds from Operations, “Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.”
FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.” NAREIT states further that “adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.” We believe that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from our FFO measure. Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.
FFO is presented to assist investors in analyzing our operating performance. FFO (i) does not represent cash flow from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is not an alternative to cash flow as a measure of liquidity, and (iv) should not be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating our operating performance. We believe net income is the most directly comparable GAAP measure to FFO.

CONFERENCE CALL/WEB CAST INFORMATION
Equity One will host a conference call on Thursday, August 4, 2011 at 9:00 a.m. Eastern Time to review the 2011 second quarter earnings and operating results. Stockholders, analysts and other interested parties can access the earnings call by dialing (866) 713-8395 (U.S./Canada) or (617) 597-5309 (international) using pass code 27818164. The call will also be web cast and can be accessed in a listen-only mode on Equity One’s web site at www.equityone.net.
A replay of the conference call will be available on Equity One’s web site for future review. Interested parties may also access the telephone replay by dialing (888) 286-8010 (U.S./Canada) or (617) 801-6888 (international) using pass code 17000468 through August 11, 2011.
FOR ADDITIONAL INFORMATION
For a copy of the company’s second quarter supplemental information package, please access the “Investors” section of Equity One’s web site at www.equityone.net. To be included in the company’s e-mail distributions for press releases and other company notices, please send e-mail addresses to Investor Relations at investorrelations@equityone.net.
ABOUT EQUITY ONE, INC.
As of June 30, 2011, Equity One owned or had interests in 199 properties, consisting of 176 shopping centers comprising approximately 20.7 million square feet, ten projects in development/redevelopment, eight non-retail properties, and five parcels of land. Additionally, Equity One had joint venture interests in sixteen shopping centers, three office buildings and one apartment building totaling approximately 3.2 million square feet.
FORWARD LOOKING STATEMENTS
Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements is based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in the states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties or portfolios for acquisition; the success of its efforts to lease up vacant space; the effects of natural, man-made, and other disasters; the ability of Equity One to successfully complete the acquisitions, and integrate the operations and systems of companies and properties it desires to acquire; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.

EQUITY ONE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
June 30, 2011 (unaudited)
and December 31, 2010
(In thousands, except share amounts)

	June 30,	December 31,
	2011	2010
ASSETS
Properties:
Income producing	$3,159,282	$2,643,871
Less: accumulated depreciation	(317,785)	(288,613)

Income producing properties, net	2,841,497	2,355,258
Construction in progress and land held for development	76,509	74,870
Properties held for sale	37,217	—

Properties, net	2,955,223	2,430,128
Cash and cash equivalents	17,176	38,333
Accounts and other receivables, net	12,564	15,181
Investments in and advances to unconsolidated joint ventures	121,183	59,736
Goodwill	10,645	10,790
Other assets	179,641	127,696

TOTAL ASSETS	$3,296,432	$2,681,864

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Notes payable:
Mortgage notes payable	$658,273	$533,660
Unsecured senior notes payable	691,136	691,136
Unsecured revolving credit facilities	63,500	—

	1,412,909	1,224,796
Unamortized discount on notes payable, net	(16,592)	(21,923)

Total notes payable	1,396,317	1,202,873
Other liabilities:
Accounts payable and accrued expenses	38,669	32,885
Tenant security deposits	9,791	8,907
Deferred tax liabilities, net	45,354	46,523
Other liabilities	122,987	96,971

Total liabilities	1,613,118	1,388,159

Redeemable noncontrolling interests	3,851	3,864
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value — 10,000 shares authorized but unissued	—	—
Common stock, $0.01 par value — 150,000 shares authorized, 112,523 and 102,327 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	1,125	1,023
Additional paid-in capital	1,584,418	1,391,762
Distributions in excess of earnings	(88,131)	(105,309)
Accumulated other comprehensive loss	(1,443)	(1,569)
Total stockholders’ equity of Equity One, Inc.	1,495,969	1,285,907

Noncontrolling interests	183,494	3,934

Total stockholders’ equity	1,679,463	1,289,841

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,296,432	$2,681,864

EQUITY ONE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
For the three and six months ended June 30, 2011 and 2010
(unaudited)
(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
REVENUE:
Minimum rent	$67,364	$54,732	$132,735	$108,428
Expense recoveries	19,586	15,761	37,967	30,600
Percentage rent	660	313	2,126	1,358
Management and leasing services	641	399	1,107	772

Total revenue	88,251	71,205	173,935	141,158

COSTS AND EXPENSES:
Property operating	24,702	20,152	49,190	39,912
Rental property depreciation and amortization	24,351	16,755	46,786	33,043
General and administrative	13,335	11,741	25,312	21,828

Total costs and expenses	62,388	48,648	121,288	94,783

INCOME BEFORE OTHER INCOME AND EXPENSE, TAX AND DISCONTINUED OPERATIONS	25,863	22,557	52,647	46,375

OTHER INCOME AND EXPENSE:
Investment income	969	489	1,662	648
Equity in income (loss) in unconsolidated joint ventures	177	(42)	811	(82)
Other income	41	103	170	156
Interest expense	(21,246)	(19,335)	(42,532)	(39,243)
Amortization of deferred financing fees	(562)	(454)	(1,105)	(900)
Gain on bargain purchase	—	—	53,467	—
Gain on sale of real estate	4,606	440	4,606	440
Gain on extinguishment of debt	213	63	255	63
Other expense	(145)	—	(145)	—

INCOME FROM CONTINUING OPERATIONS BEFORE TAX AND DISCONTINUED OPERATIONS	9,916	3,821	69,836	7,457
Income tax benefit of taxable REIT subsidiaries	553	926	1,118	1,994

INCOME FROM CONTINUING OPERATIONS	10,469	4,747	70,954	9,451

DISCONTINUED OPERATIONS:
Operations of income producing properties sold or held for sale	390	24	774	115
(Loss) gain on disposal of income producing properties	(13)	1,458	(13)	1,458
Impairment loss on income producing properties held for sale	(1,277)	—	(1,277)	—

(LOSS) INCOME FROM DISCONTINUED OPERATIONS	(900)	1,482	(516)	1,573

NET INCOME	9,569	6,229	70,438	11,024

Net (income) loss attributable to noncontrolling interests	(2,135)	10	(4,517)	647

NET INCOME ATTRIBUTABLE TO EQUITY ONE, INC.	$7,434	$6,239	$65,921	$11,671

EARNINGS PER COMMON SHARE — BASIC:
Continuing operations	$0.07	$0.05	$0.61	$0.11
Discontinued operations	(0.01)	0.02	—	0.02

	$0.07	$0.07	$0.61	$0.13

Number of Shares Used in Computing Basic Earnings per Share	108,942	92,141	107,605	89,939

EARNINGS PER COMMON SHARE — DILUTED:
Continuing operations	$0.07	$0.05	$0.59	$0.11
Discontinued operations	(0.01)	0.02	—	0.02

	$0.07	$0.07	$0.59	$0.13

Number of Shares Used in Computing Diluted Earnings per Share	109,112	92,255	118,875	90,198

Equity One, Inc. and Subsidiaries
Reconciliation of Net Income Attributable to Equity One to Funds from Operations
The following table reflects the reconciliation of FFO to net income attributable to Equity One, the most directly comparable GAAP measure, for the periods presented:

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
	(In thousands)		(In thousands)
Net income attributable to Equity One, Inc.	$7,434	$6,239	$65,921	$11,671
Adjustments:
Rental property depreciation and amortization, including discontinued operations, net of noncontrolling interest	24,289	16,564	46,671	31,661
Net adjustment for unvested shares and noncontrolling interest (1)	2,108	—	4,523	—
Pro rata share of real estate depreciation from unconsolidated joint ventures	901	298	1,483	607
(Gain) / loss on disposal of depreciable assets	(930)	—	(930)	—

Funds from operations	$33,802	$23,101	$117,668	$43,939

(1) Includes net effect of: (a) distributions paid with respect to unvested shares held by a noncontrolling interest; and (b) an adjustment to compensate for the rounding of the individual calculations.
Funds from operations is a non-GAAP financial measure. We believe that FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs.
Reconciliation of Net Income Attributable to Equity One to Funds from Operations
The following table reflects the reconciliation of FFO to net income attributable to Equity One, the most directly comparable GAAP measure, for the periods presented:

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
	(In thousands)		(In thousands)
Net income attributable to Equity One, Inc.	$0.07	$0.07	$0.59	$0.13
Adjustments:
Rental property depreciation and amortization, including discontinued operations, net of noncontrolling interest	0.20	0.18	0.39	0.35
Net adjustment for unvested shares and noncontrolling interest (1)	0.01	—	0.01	—
Pro rata share of real estate depreciation from unconsolidated joint ventures	0.01	—	0.01	0.01
(Gain) / loss on disposal of depreciable assets	(0.01)	—	(0.01)	—

Funds from operations per diluted share(2)	$0.28	$0.25	$0.99	$0.49

(1) Includes net effect of: (a) distributions paid with respect to unvested shares held by a noncontrolling interest; and (b) an adjustment to compensate for the rounding of the individual calculations.
(2) The weighted average diluted shares for the three months ended June 30, 2011 used in the above FFO calculations are higher than the GAAP diluted weighted average shares by the 11.4 million units held by LIH which are convertible into the company’s common stock. These convertible units are not included in the diluted weighted average share count for GAAP purposes because their inclusion would be antidilutive, but are included in the above calculation as their effect is dilutive for purposes of calculating FFO.